EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EXACTECH, INC.
(A Florida Corporation)

ARTICLE I
Name of Corporation
The name of the Corporation is Exactech, Inc.
ARTICLE II
Address of Corporation
The principal place of business and mailing address of the Corporation is:
2320 NW 66th Court
Gainesville, Florida 32653
ARTICLE III
Purpose
The Corporation is organized and authorized to engage in any lawful act or activity for which a corporation organized under the Florida Business Corporation Act may engage.
ARTICLE IV
Duration
The Corporation shall exist perpetually unless dissolved according to law.
ARTICLE V
Capital Stock
This Corporation shall have the authority to issue One Hundred Thousand (100,000) shares of Common Stock having a par value of $.01 per share. Each issued and outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.
ARTICLE VI
Registered Agent and Office Address
The street address of the Corporation's registered office is 1200 South Pine Island Road, Plantation, Florida 33324. The name of the Corporation's registered agent at that office is NRAI Services, Inc.
ARTICLE VII
Indemnification

This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by applicable law. A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the Act as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful or (v) for any transaction from which the director or officer derived an improper personal benefit.
IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation were adopted by the shareholders on February 13, 2018, and the number of votes cast by the shareholders was sufficient for approval.

By:	/s/ Joel C. Phillips
Name: Joel C. Phillips
Title: Chief Financial Officer